Exhibit 99.1

Thomas & Betts Corporation Completes Divestiture of Communications Products Business

MEMPHIS, Tenn.--(BUSINESS WIRE)--November 22, 2010--Thomas & Betts Corporation (NYSE:TNB) announced today that it has completed the divestiture of its non-strategic communications products business to Belden Inc. (NYSE: BDC) for cash consideration of $78 million.

The communications products offering includes coaxial cable drop connectors, pole line hardware and telecom enclosures sold under the Snap-N-Seal®, LRC®, Diamond® and Kold-N-Klose® brand names. The business, which is included in the company’s global Electrical segment, generated approximately $45 million in sales and approximately $0.09 earnings per diluted share for the first nine months of 2010.

In the fourth quarter, the results of this business will be shown as “Discontinued Operations” and all prior periods will be restated to reflect this classification. It is expected that, after allocation of segment goodwill, the divestiture will result in an after-tax, non-cash book loss of approximately $10 million.

Belden Inc. (www.belden.com) designs, manufactures and markets cable, connectivity and networking products for industrial automation, enterprise, transportation, infrastructure and consumer electronics.

Thomas & Betts Corporation (www.tnb.com) is a global leader in the design, manufacture and marketing of essential products used to manage the connection, distribution, transmission and reliability of electrical power in industrial, construction and utility applications. With a portfolio of over 200,000 products marketed under more than 45 premium brand names, Thomas & Betts products are found wherever electricity is used. Headquartered in Memphis, Tenn., Thomas & Betts reported revenues of $1.9 billion and had approximately 8,500 employees in 2009. For more information, please visit www.tnb.com.

CAUTIONARY STATEMENT

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by terms such as “expected,” “includes,” “will,” and “could” and make assumptions regarding the company’s operations, business, economic and political environment. Actual results may be materially different from any results expressed or implied by such forward-looking statements. Please see the “Risk Factors” section of the company’s Form 10-K for further information related to these uncertainties. The company undertakes no obligation to publicly revise any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONTACT:
Thomas & Betts
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com
or
Belden Inc.
Frank Milano, 314-854-8075
frank.milano@belden.com